Exhibit 99.1

Rexhall Industries Announces Financial Results for Year End 2002
Wednesday April 16, 8:33 am ET

LANCASTER, Calif.--(BUSINESS WIRE)--April 16, 2003--Rexhall Industries, Inc. (Nasdaq:REXL - News) today announced sales and operating results for the fourth quarter ended December 31, 2002. The Company reported a net loss of $0.039 million or $0.01 per share on revenues of $14.1 million, compared to a loss of $1.6 million or $0.26 per share on revenues of $12.3 million for the fourth quarter of 2001.

For the year ended December 31, 2002, the Company reported a net loss of $0.9 million or $0.15 per share on revenues of $63.3 million, compared to a loss of $2.0 million or $0.33 per share on revenues of $56.7 million for the year ended December 31, 2001.

William J. Rex, Rexhall's President and Chief Executive Officer, stated, "We didn't keep up with the industry in 2002 as evidenced by our meager 5% growth in shipments versus nearly 19% for Class A motorhomes industry wide. We started the year with more orders than we could handle from the 2001 RVIA Tradeshow in Louisville, which led to production ramp-ups and inefficiencies. However, we failed to maintain our edge in developing innovative floor plans, which caused the shipments of the first half of 2002 to not retail quickly and backup the pipeline. This build up of dealers' inventories forced us to reduce our production rates during the summer."

Mr. Rex went on to state, "Our reaction to market conditions was slowed due to the distractions we had in the second half of the year from the restatement of the first quarter's results and the subsequent independent investigation, which cost us approximately $850,000 in payments to outside parties. With that now behind us, we can return our focus to being innovative in 2003."



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                            REXHALL INDUSTRIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                             Three Months Ended:  Twelve Months Ended:
                                 December 31,          December 31,
                                 ------------          ------------
                                2002     2001         2002      2001
                                ----     ----         ----      ----

Net Revenues                  $14,060   $12,255     $63,303   $56,680
Cost of Sales                  11,900    11,996      56,424    51,584
                              -------   -------     -------   -------
Gross Profit                    2,160       259       6,879     5,096
Total Expenses
 and Other Income               2,119     2,146       8,366     7,022
Gain on Sale of Fixed Assets       --        23          34        26
                              -------   -------     -------   -------
Income (Loss) from
 Continuing Operations
  Before Income Taxes              41    (1,864)     (1,453)   (1,900)

Income Tax Expense (Benefit)       72      (589)       (526)     (603)
                              -------   -------     -------   -------
Income (Loss) from
 Continuing Operations            (31)   (1,275)       (927)   (1,297)
Income (Loss) from
 Discontinued Operations
  net of tax expense (benefit)     --      (313)         --      (695)
Loss on Disposal of
 Discontinued Operations
  net of tax expense (benefit)     (8)       --          (8)       --
                              -------   -------     -------   -------
Net Income (Loss)            ($    39) ($ 1,588)   ($   935) ($ 1,992)
                              =======   =======     =======   =======
Basic and Diluted Income
 (Loss) from Continuing
  Operations - per share     ($  0.01) ($   .21)   ($   .15) ($   .21)
Basic and Diluted Income
 (Loss) from Discontinued
  Operations - per share           --  ($   .05)         --  ($   .12)
                              -------   -------     -------   -------
Basic and Diluted Income
 (Loss) - per share          ($  0.01) ($   .26)   ($   .15) ($   .33)
                              =======   =======     =======   =======
Weighted Average
 Shares Outstanding
  - Basic and Diluted           6,052     6,095       6,077     6,082
                              =======   =======     =======   =======

Rexhall Industries, Inc. (www.rexhall.com) designs, manufactures and sells various models of Class A motorhomes used for leisure travel and outdoor activities. Rexhall's five lines of Class A motorhomes, sold through dealer locations across the U.S., Canada and Europe, include RoseAir, RexAir(R), Aerbus, American Clipper and Vision(R).

Contact:
     Rexhall Industries, Inc.
     William Rex, CEO or Investor Relations
     661/726-0565